DEBENTURE

             THIS DEBENTURE delivered the 31st day of October, 1995,

BY:

             PHOTON  TECHNOLOGY   INTERNATIONAL  (CANADA)  INC.,  a  corporation
             incorporated under the laws of Ontario and having its chief executive office at 347 Consortium Court, London, Ontario N6E 2S8

             ("Photon")

TO:

             C.I.-C.P.A. BUSINESS VENTURES FUND INC.

             ("C.I.-C.P.A.")

WITNESSES THAT:

                  The  Corporation,  for  value  received,  hereby  acknowledges itself indebted and promises to pay to the Debentureholder, in accordance with the provisions hereof, (i) on the Maturity Date or on such earlier date as the remaining principal amount outstanding hereunder may become due and payable as hereinafter provided, upon presentation and surrender of this Debenture to the Corporation, the remaining principal amount outstanding hereunder at such time as set out in Schedule A hereto; (ii) instalments on the principal amount hereunder in the amounts, on the dates and in the manner set forth herein; (iii) all such other amounts as may be payable by the Corporation to the Debentureholder hereunder in the manner set forth herein; and (iv) interest as hereinafter provided, on the principal amount outstanding under this Debenture from time to time and on all such other amounts that may become overdue hereunder, at the rate of 12% per annum from the date of the Initial Advance to the date the entire principal amount outstanding under this Debenture and all other amounts payable hereunder are fully paid and satisfied.

                  The following provisions shall apply to this Debenture:

                                   ARTICLE 1.

                                 INTERPRETATION


1.1.     Definitions

         Where used in this Debenture, the following words and phrases shall, unless there is something in the context otherwise inconsistent therewith, have the following meanings, respectively:

     "Business Day" means any day other than a Saturday, a Sunday and any other day on which Canadian chartered banks in Toronto are required to be or may be closed for business;

     "Charged  Property"  means  the  Collateral  as  defined  in  the  Security
     Agreement;

     "Close of Business" means 4:00 p.m., Toronto time;

     "Corporation" means Photon and its successors hereunder;

     "Contaminant" means any solid, liquid, gas, odour, heat, sound, smoke, waste, vibration, radiation or combination of any of them resulting directly or indirectly from human activities that may cause: (i) impairment of the quality of the natural environment for any use that can be made of it, (ii) injury or damage to property or to plant or animal life, (iii) harm or material discomfort to any Person, (iv) an adverse effect on the health of any Person, (v) impairment of the safety of any Person, (vi) rendering any property or plant or animal life unfit for use by man, (vii) loss of enjoyment of normal use of property, or (viii) interference with the normal conduct of business, and includes any pollutant or contaminant as defined in any applicable Environmental Laws and any biological, chemical or physical agent which is regulated, prohibited, restricted or controlled;

     "Debenture" means this Debenture and all schedules attached hereto as it and they may be amended or supplemented from time to time;

     "Debentureholder" means C.I.-C.P.A. or such other Person for the time being who may be entered in the Register as holder of this Debenture;

     "Environmental Laws" means the common laws and all applicable federal, provincial, local, municipal, governmental or quasi-governmental laws, rules, regulations, licences, orders, permits, decisions or requirements concerning Contaminants, occupational or public health and safety of the environment and any other order, injunction, judgment, declaration, notice or demand issued thereunder;

     "Equity" means, on a consolidated basis, the aggregate of all issued share capital, retained earnings and contributed surplus less goodwill;

     "Event of Default" has the meaning attributed to that term in Section 9.1;

     "GAAP" means accounting principles generally accepted in the United States of America;

     "Group" means the Corporation together with all related corporations and partnerships within the meaning of the Labour Sponsored Venture Capital Corporations Act, 1992 (Ontario), as amended;

     "Guarantor" means Photon Technology International, Inc., a corporation incorporated under the laws of the State of New Jersey;

     "herein", "hereto", "hereunder", "hereof", "hereby" and similar expressions mean or refer to these provisions of this Debenture and not to any particular Article, Section, subsection, subdivision or portion hereof, and the expressions "Article", "Section" and "subsection" followed by a number or a letter mean and refer to the specified article, section or subsection hereof;

     "Initial Advance" has the meaning attributed to that term in Section 2.1;

     "Interest Coverage Ratio" means at the end of any particular 1 2-month period, consolidated net income of the Guarantor as determined in accordance with GAAP, before taking into account taxes and extraordinary items, plus interest on all debt, divided by interest on all debt;

     "Material Contracts" means those agreements set out on the attached Schedule C;

     "Maturity Date" means the date on which the remaining principal amount outstanding under this Debenture falls due, being October 31, 2000;

     "MLTV" means M.L. Technology Ventures, L.P., a limited partnership under the laws of the State of Delaware;

     "MLTV Debt" means the amount owing from time to time by the Guarantor to MLTV pursuant to a subordinated debt agreement originally entered into between the Guarantor and MLTV on May 7, 1991, as such agreement has been amended and revised;

     "Option Agreement" means the agreement dated the date hereof between the Guarantor and the Debentureholder pursuant to which the Guarantor has granted to the Debentureholder options to purchase common shares of the Guarantor;

     "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

     "Pledge Agreement" means the pledge agreement and related guarantee in favour of the Debentureholder pledging one common share of the Corporation (being all of the issued and outstanding common shares of the Corporation) registered in the name of the Guarantor as security for the performance by the Corporation of its obligations hereunder;

     "Prepayment Date" means the date fixed by the directors of the Corporation for prepayment of all or any part of this Debenture set forth in the notice of prepayment referred to in Section 6.2;

     "Principal" means Charles G. Marianik, the Chairman, President and CEO of the Corporation at the date hereof;

     "Program" means the proposed expenditure program of the Corporation, the details of which are set out in the use of proceeds schedule attached hereto as Schedule B;

     "Register" has the meaning attributed to that term in Section 10.1;

     "Security Agreement" means the general security agreement in favour of the Debentureholder, providing for the creation of a security interest over certain assets of the Corporation to secure the performance by the Corporation of its obligations under this Debenture;

     "Senior Indebtedness" means (a) the principal of; (b) all interest and premium (if any) on; and (c) all fees, costs, expenses and other amounts (including legal fees and disbursements, on a solicitor and own client basis) incurred by any Person to whom Senior Indebtedness is due in connection with any realization or due to proceedings under the Bankruptcy and Insolvency Act (Canada) relating to, any existing or future debt obligations of the Corporation, other than:

         (i)      indebtedness of the Corporation evidenced by this Debenture;

         (ii) debt obligations issued by the Corporation which are prescribed to be "small business securities" for the purposes of paragraph (a) of the definition of "small business property" in subsection 206(1) oftheIncome Tax Act (Canada);

         (iii) indebtedness of the Corporation owing to a shareholder of the Corporation or to a Person related to a shareholder; and

         (iv) indebtedness which, by the terms of the instrument creating or evidencing such indebtedness or pursuant to which such indebtedness is outstanding, is not prior in right of payment to this Debenture but ranks pari passu with or is subordinated in right of payment to this Debenture;

     "Subordinated  Debt" means any  indebtedness of the Corporation  other than
     Senior   Indebtedness,   indebtedness   evidenced  by  this  Debenture  and
     indebtedness which ranks pari passu with this Debenture;

     "Taxable Canadian Corporation" has the meaning attributed to that term by subsection 89(1 ) of the Income Tax Act (Canada);

     "Total Debt" means, on a consolidated basis, the aggregate of all current and long term liabilities including all capital equipment leases measured at the capitalized value of the remaining rentals due on such leases;

     "Working Capital" means, on a consolidated basis, the aggregate of all current assets less current liabilities (excluding the MLTV Debt and the current portion of the final payment of principal due hereunder at the Maturity Date), all calculated in accordance with GAAP; and

     "Working Capital Ratio" means, on a consolidated basis, the aggregate of all current assets divided by current liabilities (excluding the MLTV Debt and the current portion of the final payment of principal due hereunder at the Maturity Date), all calculated in accordance with GAAP.


1.2.     Gender, etc.

         Words importing the singular number only include the plural and vice versa, and words importing a gender include all genders.


1.3.     Currency

         Unless otherwise specifically stated, all dollar amounts referred to herein shall be in lawful money of Canada.


1.4.     Headings

         The division of this Debenture into Articles, Sections and subsections or other subdivisions, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.


1.5.     Business Day

         In the event that any day on which any principal, interest or other amount is payable by the Corporation, or on or by which any other action is required to be taken by the Corporation hereunder is not a Business Day, then such principal, interest or other amount shall be payable or such other action shall be required to be taken on or by the next succeeding day which is a Business Day. If the payment of any amount is deferred for any period, then such period shall be included for purposes of the computation of any interest payable hereunder.


 1.6.    Computation of Time Period

         Except to the extent otherwise provided herein, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".


                                   ARTICLE 2.

                                 INITIAL ADVANCE


2.1.     Amount of Initial Advance

         The Debentureholder hereby agrees to advance to the Corporation the amount of $1,500,000 (the "Initial Advance") upon the satisfaction of the conditions contained in Section 2.2. Schedule A attached hereto shall set forth the schedule of payments of principal to be made in repayment of the principal amount outstanding hereunder.


2.2.     Conditions of Initial Advance

         The Initial Advance shall be made upon the satisfaction of all of the following:

  2.2.1. The Guarantor shall have entered into binding arrangements to the satisfaction of the Debentureholder for the repayment of the MLTV Debt and for the issuance to MLTV of common shares of the Guarantor in satisfaction of the purchase price of certain technology rights;

  2.2.2. The Option Agreement shall have been executed and delivered by the Guarantor;

  2.2.3. A life insurance policy in the minimum amount of US$500,000 on the life of the Principal, in form satisfactory to the Debentureholder, shall have been obtained and all interests in such policy shall have been assigned to the Debentureholder as security for the Corporation's obligations hereunder and the Guarantor's obligations under the Pledge Agreement;

  2.2.4. The Corporation shall have paid to C.I.-C.P.A. a fee in the amount of $30,000 and to Covington Capital Corporation a fee in the amount of $26,500 for services rendered;

  2.2.5. The Security Agreement and any other security instrument delivered in connection with this Debenture, including the Pledge Agreement, shall be in form and substance satisfactory to the Debentureholder and shall have been executed and delivered by the party providing the security thereunder;

  2.2.6. All legal and insurance documentation (including the addition of the Debentureholder as an additional insured under all insurance policies of the Corporation) shall have been completed to the satisfaction of the Debentureholder;

  2.2.7. All appropriate legal and business due diligence shall have been completed to the satisfaction of the Debentureholder;

  2.2.8. Unqualified, audited consolidated financial statements as at June 30, 1995 showing no adverse change in the financial condition of the Guarantor and its subsidiaries since June 30, 1994 shall have been prepared and delivered to the Debentureholder;

  2.2.9. Evidence shall have been produced to the satisfaction of the Debentureholder demonstrating that the Corporation has received approval from its bankers of an operating line of credit in an amount of not less than $1,500,000;

  2.2.10.Counsel to the Corporation and to the Guarantor shall have delivered to the Debentureholder opinions in form and content satisfactory to the Debentureholder, including opinions as to the enforceability of this Debenture, the Option Agreement, the Security Agreement, the Pledge Agreement and any other instrument delivered in connection with this Debenture and as to the validity of the security interests created by any security instruments delivered in connection herewith; and

  2.2.11.This   Debenture   shall   remain  in  full  force  and   effect,   all
         representations and warranties of the Corporation hereunder shall be true and correct, no Event of Default shall exist, no material adverse change shall have occurred, and all covenants and agreements required to have been performed on the date of the Initial Advance shall have been performed.


                                   ARTICLE 3.

                               SUBSEQUENT ADVANCES


3.1.     Subsequent Advances

         The making of any further advances to the Corporation hereunder shall be on such terms and conditions as may be agreed upon between the Debentureholder and the Corporation from time to time and, if made, Schedule A attached hereto shall be amended and initialed for identification to reflect the change in the principal amount outstanding hereunder.


                                   ARTICLE 4.

                              PAYMENT AND INTEREST


4.1.     Payment of Principal

  4.1.1. Payments of instalments on the principal amount hereunder shall be made in accordance with the provisions hereof and in the amounts and on the dates set forth in Schedule A hereto.

  4.1.2. The principal amount remaining outstanding under this Debenture (together with any accrued and unpaid interest thereon) shall be payable at the Maturity Date or at any such other time provided hereunder for the payment of the entire principal amount outstanding under this Debenture, upon presentation and surrender of this Debenture at the principal office of the Corporation at 347 Consortium Court, London, Ontario or at such other place as the Debentureholder may request in writing by notice to the Corporation in accordance with
         Section 11.2.1.


4.2.     Payment of Interest

         Interest at the rate of 12% per annum calculated and compounded monthly from the date of the Initial Advance shall accrue from that date on the outstanding principal amount under this Debenture from time to time and on all other amounts payable hereunder which may become overdue, and shall be payable monthly in arrears on the last day of each month both before and after maturity, default and judgment, with interest on overdue interest payable at the same rate and upon the same terms.


4.3.     Payments

         As payments under this Debenture become due, the Corporation shall (except in the case of payment at the Maturity Date or at such other time as the entire amount outstanding hereunder may be payable upon surrender of this Debenture), at least three Business Days prior to each date on which a payment becomes due, forward or cause to be forwarded by prepaid post to the registered address of the Debentureholder as it appears in the Register, a cheque for such amount, less any tax required by law to be deducted, payable to or to the order of the Debentureholder. The forwarding of such cheque shall satisfy and discharge the liability for such payment under this Debenture to the extent of the sum represented thereby (plus the amount of any tax deducted as aforesaid) unless such cheque be not paid on presentation; provided that, in the event of non-receipt of such cheque by the Debentureholder, or the loss or destruction thereof, the Corporation, upon being furnished with reasonable evidence of such non-receipt, loss or destruction and indemnity reasonably satisfactory to it, will issue to the Debentureholder a replacement cheque for the same amount of such cheque.


 4.4.    Service Fee

         The Corporation shall pay to the Debentureholder a monthly service fee in the amount of $100 on the last day of every month in which:

  4.4.1. the Corporation fails to make payment of an amount due hereunder when due;

  4.4.2. the Corporation fails to make payment of any amount overdue hereunder;

  4.4.3. the Corporation fails to maintain or cause to be maintained the insurance required pursuant to Sections 8.1.18 and 8.1.19; or

  4.4.4. the Corporation fails to provide to the Debentureholder the financial information required to be provided pursuant to Section 8.1.12.


4.5.     Amount Owing Under
Debenture

         The amount owing under this Debenture shall be deemed to include all interest, compound interest, receivership fees, costs of seizure and realization, and legal fees relating to collections and realization, all levies, taxes and liens that must be paid, satisfied or otherwise discharged in order to seize or realize on the Charged Property and all other costs, fees and amounts payable under the terms of this Debenture (and any renewal or extension hereof), in addition to any principal amounts advanced.


                                   ARTICLE 5.

                  SECURITY AND DEALING WITH CHARGE .D PROPERTY


5.1.     General Security Agreement

         The security for the payment of the principal, interest and other monies from time to time owing under this Debenture, and the performance by the Corporation of all of its obligations hereunder, shall be set out in the Security Agreement and the Pledge Agreement.


5.2.     Dealing with Charged Property

  5.2.1. The security interest created by the Security Agreement shall in no way hinder or prevent the Corporation at any time and from time to time until the security thereby constituted shall have become enforceable, from pledging, charging, selling, alienating, leasing or otherwise disposing of or dealing with the Charged Property in the ordinary course of business.

  5.2.2. The Corporation may give security to secure the payment or repayment of any Senior Indebtedness, and such security if validly perfected shall rank prior to the lien created by the Security Agreement on such assets without further action by the Debentureholder.


                                   ARTICLE 6.

                                   PREPAYMENT


6.1.     Prepayment of Debenture

         Provided that the Corporation is not in default of any of its obligations hereunder, the Corporation may at any time make payments in multiples of $100,000 on the principal amount outstanding hereunder in addition to the instalments set forth in Schedule A. The funds used by the Corporation to make any such additional payments, except payments that would satisfy all amounts then outstanding hereunder, shall be from either operating cash flow or refinancing approved by the Debentureholder.


6.2.     Notice of Prepayment

         Notice of intention to make any additional payment of principal under this Debenture prior to the Maturity Date shall be given by or on behalf of the Corporation to the Debentureholder not more than 90 days nor less than 60 days prior to the date fixed for such additional payment, in the manner provided in
Section 11.2.1. Any notice of intention to make an additional payment shall specify the payment date (the "Prepayment Date"), the amount to be paid, and shall state that all interest in respect of the additional amount to be paid shall cease to accrue from and after the Prepayment Date unless the Corporation shall make default in the payment of the amount so to be paid.


6.3.     Amendment or Surrender for Cancellation

  6.3.1. If an amount other than the entire amount remaining outstanding under this Debenture shall become payable pursuant to this Article 6, Schedule A attached hereto shall be amended and initialled for identification to reflect the change in the amount outstanding hereunder. The instalment amounts payable on the principal amount outstanding hereunder as set out in Schedule A shall not be affected by any additional payment of principal made pursuant to this Article 6 except in the case of any such additional payment causing the principal amount then outstanding to be less than the aggregate of all remaining instalments set out in Schedule A. In such a case, the instalments payable on the remaining principal amount outstanding hereunder shall be amended in a manner mutually agreed upon by the Debentureholder and the Corporation.

  6.3.2. If the entire amount remaining outstanding under this Debenture shall become payable before the Maturity Date~ the Debentureholder shall surrender this Debenture for cancellation against receipt of payment of the entire amount remaining outstanding hereunder.


                                   ARTICLE 7.

                                  SUBORDINATION


7.1.     Agreement to Subordinate

         The Corporation covenants and agrees, and the Debentureholder, by its acceptance hereof, likewise covenants and agrees, that the indebtedness represented by this Debenture and the payment of the principal of, interest on, and any other amounts due under this Debenture, is hereby expressly postponed and subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Senior Indebtedness.


7.2.     Distribution of Assets, etc.

         Upon any distribution of assets of the Corporation on any dissolution, winding up, liquidation or reorganization of the Corporation, whether in bankruptcy, insolvency, reorganization or receivership proceedings or on an assignment for the benefit of its creditors, the Persons to whom any Senior Indebtedness is owing will first be entitled to receive payment in full of the Senior Indebtedness, in accordance with the terms of me agreements governing the Senior Indebtedness, before the Debentureholder is entitled to receive any payment on account of the principal of, interest on, or any other amounts due under this Debenture.


7.3.     Subrogation

         Subject to and upon the prior payment in full of all Senior Indebtedness, the Debentureholder shall be subrogated to the rights of the Persons to whom Senior Indebtedness is due to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until all amounts owing on this Debenture shall have been paid in full. For purposes of such subrogation, no payments or distributions to the Persons to whom Senior Indebtedness is due of any cash, property or securities to which the Debentureholder would be entitled except for the provisions of this Article, and no payments over pursuant to the provisions of this Article to the Persons to whom Senior Indebtedness is due by the Debentureholder, shall, as between the Corporation, its creditors (other than the Persons to whom Senior Indebtedness is due) and the Debentureholder, be deemed to be a payment or distribution by the Corporation to or on account of the Persons to whom the Senior Indebtedness is due, it being understood that the provisions of this Article 7 are and are intended solely for the purpose of defining the relative rights of the
Debentureholder, on the one hand, and the Persons to whom the Senior Indebtedness is due, on the other hand.


 7.4.    Obligations of Corporation Unconditional

         Nothing contained in this Article 7 is intended to or impairs, as between the Corporation, its creditors (other than the Persons to whom Senior Indebtedness is due), and the Debentureholder, the obligation of the Corporation, which is absolute and unconditional, to pay to the Debentureholder the principal of, interest on, and any other amounts due under this Debenture as and when the same become due and payable in accordance with its terms, or affects the relative rights of the Debentureholder and creditors of the Corporation (other than the Persons to whom Senior Indebtedness is due), nor does anything herein prevent the Debentureholder from exercising all remedies otherwise permitted by applicable law upon an Event of Default, subject to the rights, if any, under this Article of the Persons to whom Senior Indebtedness is due in respect of cash, property or securities of the Corporation received upon the exercise of any such remedy.


7.5.     No Payments to Debentureholder if Senior Indebtedness is in Default

  7.5.1. Upon me maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, or upon demand being made for payment of any Senior Indebtedness which is payable upon demand, all principal thereof (premium, if any) and interest due thereon must first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the Persons to whom such Senior Indebtedness is due, before any payment is made on account of me principal of, interest on, or any other amounts due under this Debenture or to acquire this Debenture.

  7.5.2. Upon the occurrence of an event of default, or an event which with the giving of notice or lapse of time or both would constitute an event of default, with respect to any Senior Indebtedness, as such event of default is defined therein or in the instrument under which it is outstanding, permitting the Persons to whom such Senior Indebtedness is due to accelerate the maturity thereof, or upon demand being made for payment of any Senior Indebtedness which is payable on demand, no payment may be made by the Corporation with respect to the principal of, interest on, or any other amounts due under this Debenture or to acquire this Debenture until such event or event of default has been cured or waived or has ceased to exist or until payment of the amount demanded which is payable on demand shall have been made in full, as the case may be.


7.6.     Payments on Debenture Permitted

         Nothing contained in this Article 7 or elsewhere in this Debenture, affects the obligation or right of the Corporation to make, at the times specified or permitted therefor, except during the pendency of any dissolution, winding up, liquidation, reorganization or receivership proceeding, and except during the continuance of any event of default specified in Section 7.5 (not cured or waived), payments of principal of, interest on and any other amounts due under this Debenture, or any additional payments of principal outstanding under this Debenture with respect to which notice shall have been given pursuant to Section 6.2 hereof, prior to the happening of such event of default or the existence of facts described in Section 7.5.


                                   ARTICLE 8.

                  COVENANTS AND REPRESENTATIONS AND WARRANTIES

                               OF THE CORPORATION


8.1.     Covenants

         The Corporation covenants and agrees with the Debentureholder that, so long as any principal of, interest on, or any other amounts due under this Debenture remain outstanding, it will:

 8.1.1. use the principal amount of the Initial Advance under this Debenture only towards the purposes of the Program;

 8.1.2. perform all covenants and agreements contained herein and duly and punctually pay or cause to be paid to the Debentureholder the principal of, interest on, and any other amounts due under this Debenture in accordance with the terms hereof;

 8.1.3. maintain its corporate existence; maintain the security created in accordance herewith as a valid and effective charge on the Charged Property; carry on and conduct its business in a proper and efficient manner and in accordance with all applicable laws; not materially alter me kind of business carried on by it; advise the Debentureholder promptly in writing of any proposed change in its name; observe and perform all of its obligations under leases, licences and other agreements to which it is a party so as to preserve and protect the Charged Property and the income therefrom; and keep proper books of account with correct entries of all transactions in relation to its business;

 8.1.4. pay all amounts secured by and observe and perform all covenants and conditions contained in all other charges on the whole or any part of the Charged Property in accordance with their terms, whether those charges rank prior to, pari passu with or subsequent to this Debenture;

 8.1.5. pay or cause to be paid, all costs, liabilities, taxes, levies or assessments properly payable or validly assessed or imposed upon it as and when the same shall become due and payable, save and except when and so long as the validity of the costs, liabilities, taxes, levies or assessments is being contested by it diligently and in good faith;

 8.1.6. observe and conform to all valid requirements of any governmental authority with respect to the Charged Property;

 8.1.7. defend the Charged Property against the claims and demands of other parties claiming to have an interest therein, and against every charge. Lien, encumbrance, execution, sequestration or analogous process;

 8.1.8. not permit any of the Charged Property to be moved out of the Province of Ontario except in the ordinary course of business; refrain from and prevent waste from being committed on or against the Charged Property (reasonable wear and tear excepted); and maintain the Charged Property in good order and repair to the satisfaction of the Debentureholder, acting reasonably;

 8.1.9. not, except in the ordinary course of business, dispose of or transfer, or allow any subsidiary to dispose of or transfer, (i) any machinery, equipment or vehicles unless such are replaced with similar property of equal or greater value or (ii) any other property or rights (contractual or otherwise) without the prior written approval of the Debentureholder; provided however, that when the Corporation is not otherwise in default of any obligation owing to the Debentureholder, the Corporation shall have the right to sell or otherwise dispose of any equipment or vehicles of an aggregate net book value of up to $150,000 in any one 12-month period. The proceeds of any such permitted disposition shall be applied to the payment of any long-term debt, if any, secured by such assets;

 8.1.10. in the event the Charged Property or any part thereof is sold or disposed of prior to the full discharge of this Debenture in any manner not authorized by this Debenture and subject to any rights of Persons to whom any Senior Indebtedness is due, hold all proceeds of such sale or disposition received by the Corporation as trustee for the Debentureholder until the Corporation has been fully released from this Debenture;

 8.1.11. from time to time upon request of the Debentureholder, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all and every such further acts, deeds, mortgages, transfers and assurances in law or otherwise as the Debentureholder shall reasonably require to perfect the security of the Debentureholder on all or part of the Charged Property, or to carry into effect the intentions of the parties as set out in this Debenture;

 8.1.12. furnish or cause to be furnished to the Debentureholder concurrently with the filing thereof, copies of all 1 0-K, I 0-Q or similar reports of the Guarantor filed with the relevant securities regulatory authorities, and monthly, within 30 days of the end of each month, separate unaudited statements of profit and loss and source and application of funds in respect of the Corporation, the Guarantor and any other subsidiary of the Guarantor. Separate monthly statements shall include comments by the Vice-President of Finance and the President of the Guarantor regarding variances from budget, any other significant operational or other developments that may affect the Corporation, the Guarantor or any other subsidiary of the Guarantor, and a brief note on the business outlook for the near term;

 8.1.13. provide to the Debentureholder a monthly compliance certificate signed by the Vice-President of Finance and the President of the Corporation stating that the Corporation is not in breach of any covenants with the Debentureholder or with any other creditors, or if any such covenants shall have been breached, stating which covenants have been breached and, if applicable, to which creditors such covenants were provided, for how long such breach has existed and for how long management expects it to continue;

 8.1.14. ensure that management of the Guarantor prepares an annual business plan and budget and presents such annual business plan and budget at least 45 days prior to the end of each fiscal year, to the board of directors of the Guarantor for approval; and will also ensure that management of the Guarantor prepares and presents to the board of directors of the Guarantor for approval a report of any material variances from the approved annual business plan and budget throughout the course of the year;

 8.1.15. provide to the Debentureholder the Guarantor's approved annual business plan and budget for the next fiscal year at least 30 days prior to the commencement of such next fiscal year;

 8.1.16. not, except as specifically provided for in Section 5.2.2 and Article 7, create or permit to exist any security interest in the Charged Property which ranks or may rank in priority to or pari passu with the security interests created by the Security Agreement;

 8.1.17. not, without the prior written consent of the Debentureholder, make loans to or investments in any Person other than a wholly-owned subsidiary of the Corporation;

 8.1.18. maintain or cause to be maintained a life insurance policy in the minimum amount of US$500,000 on the life of the Principal in form satisfactory to the Debentureholder, and the Corporation shall assign, or cause to be assigned, to the Debentureholder all interests in such policy as security for the Corporation's obligations hereunder and the Guarantor's obligations under the Pledge Agreement. The Corporation will also, at the request of the Debentureholder and if available at a reasonable cost from the insurer which issued the policy, obtain or cause to be obtained from such insurer a "Breach of Warranty" clause which shall form part of such policy, whereby such insurer agrees that a breach of the insuring conditions by the Corporation, the Guarantor, the life insured or any other Person shall not give such insurer the right to refuse any payment under such policy;

 8.1.19. obtain and keep, in form satisfactory to the Debentureholder acting reasonably, fire, extended coverage and boiler and machinery insurance on the Corporation's property and assets to their full insurable value with insurers approved by the Debentureholder, which insurance shall include a standard mortgage clause in favour of the Debentureholder as its interest may appear in the form approved by the Insurance Bureau of Canada and shall not include a co-insurance clause requiring the
         Corporation to bear more than 10% of any loss. The Corporation will also pay all premiums necessary to maintain such insurance as the same shall become due. All policies of insurance issued in respect of the
         Charged Property and all proceeds thereof shall be assigned to the Debentureholder as security for the Corporation's obligations hereunder. Each policy of insurance shall show the Debentureholder as an additional insured, as its interest may appear and, at me
         Debentureholder's request, shall be delivered to and held by the Debentureholder. The Corporation will also provide evidence of business interruption and public liability insurance on terms and conditions satisfactory to the Debentureholder, acting reasonably;

 8.1.20. forthwith on the happening of any loss or damage, furnish at its expense all necessary proofs and do all necessary acts to enable the Debentureholder to obtain payment out of the insurance monies under
         Section 8.1.19;

 8.1.21. notify the Debentureholder within 24 hours of any changes in the insurance coverage provided above, including any change in the insurer providing the coverage;

 8.1.22. give the Debentureholder prompt written notice of any material adverse change in the condition, financial or otherwise, of its or the Guarantor's business;

 8.1.23. give the Debentureholder prompt written notice of the occurrence of an Event of Default, or of an event or circumstance that, with the giving of notice or lapse of time or both, would constitute an Event of Default;

 8.1.24. notify the Debentureholder promptly of the details of any material claims or litigation affecting the Corporation, the Guarantor, or the Charged Property;

 8.1.25. notify the Debentureholder within 24 hours of any substantial change in the amount or terms of the Corporation's bank operating line of credit;

 8.1.26. not, without the prior written consent of the Debentureholder (which consent shall not be unreasonably withheld or delayed), amend or permit to be amended any Material Contract in a manner that may have a material adverse effect upon the Corporation's ability to perform its obligations hereunder;

 8.1.27. at any time it is in arrears of payment of principal of, interest on, or any other amounts due under this Debenture, refrain from (i) declaring or paying any dividends on any shares of the Corporation and
         (ii) calling for redemption or purchase for cancellation or making any capital distribution with respect to any shares of the Corporation;

 8.1.28. not, without the approval of the Debentureholder, permit any sale, transfer, or pledge of, or permit to exist any encumbrance on, any shares in the capital of the Corporation;

 8.1.29. not declare dividends if, after giving effect to the declaration or payment of such dividends, it would be in default of any obligations owing to the Debentureholder;

 8.1.30. on default in the observance of any of the covenants and conditions contained in this Debenture and subject to any rights of Persons to whom any Senior Indebtedness is due, deliver up quiet possession of the Charged Property to the Debentureholder;

 8.1.31. pay, or reimburse the Debentureholder for payments made by it on account of, all reasonable legal fees and disbursements incurred by the Debentureholder in connection with this Debenture or the transactions related hereto;

 8.1.32. conduct and maintain its business, operations and the Charged Property so as to comply in all respects with all applicable Environmental Laws, including obtaining all necessary licenses, permits, consents and approvals required to own or operate the Charged Property and the business carried on with the Charged Property;

 8.1.33. not, except as specifically permitted by the Debentureholder in writing, permit Contaminants or dangerous or potentially dangerous conditions in, on or below the Charged Property or the premises used in connection with the Charged Property including, without limitation, any polychlorinated biphenyls, radio-active substances, underground storage tanks, asbestos or urea formaldehyde foam insulation;

 8.1.34. notify the Debentureholder promptly and in reasonable detail upon receipt of any notice, claim, communication or information regarding any past, present, planned or threatened treatment, storage, disposal, presence, release or spill of any Contaminant at, on, under or from the Charged Property or any property in the vicinity of or used in connection with the Charged Property including any notice pursuant to any Environmental Laws or any environmental report or audit, or if the Corporation becomes aware of any violation or potential violation by the Corporation of any Environmental Laws, and shall describe therein the action which the Corporation intends to take with respect to such matter;

 8.1.35. establish and maintain a system to assure and monitor continued compliance with, and to prevent the contravention of, Environmental Laws, which system shall include periodic reviews of such compliance; and

 8.1.36. indemnify and save harmless the Debentureholder, its officers, directors, employed agents and shareholders from and against all losses, damages or costs suffered by the Debentureholder arising from or relating to any breach by the Corporation of the covenants contained in Sections 8.1.32, 8.1.33, 8.1.34 and 8.1.35 and any breach by the Corporation or any other Person now or hereafter having an interest in the Charged Property which is asserted or claimed against the Debentureholder. This indemnity shall survive the payment in full of all amounts outstanding hereunder and the discharge of this Debenture. The Debentureholder shall hold the benefit of this indemnity in trust for those indemnified Persons who are not parties to this Debenture.


8.2.     Representations and Warranties

         The Corporation hereby represents and warrants with and to the Debentureholder that:

 8.2.1. the Corporation has good and marketable title to the Charged Property, free of all encumbrances save those for which public filings or registrations have been made under the Bank Act (Canada) and the Personal Property Security Act (Ontario);

 8.2.2. the Corporation is a duly incorporated, organized and subsisting Taxable Canadian Corporation, and has all requisite powers, capacities, licences and permissions under its governing legislation and the other laws applicable to it, and under its articles of incorporation, by-laws and governing resolutions to (i) own the Charged Property which the Corporation has represented to the Debentureholder as belonging to the Corporation, (ii) carry on all businesses in which the Corporation is engaged, (iii) enter into, exercise its rights and perform and comply with its obligations under this Debenture and the Security Agreement, and all actions, conditions and things have been done, taken or fulfilled with respect thereto, that are required by law, contract or otherwise;

 8.2.3. the Corporation has the right and capacity to create the security interest created by the Security Agreement upon the Charged Property, and all requisite steps necessary to create the security interest and to approve the Security Agreement and this Debenture have been taken;

 8.2.4. this Debenture and the Security Agreement constitute valid, legal and binding obligations of the Corporation;

 8.2.5. the agreements referred to under the definition "Material Contracts" are all the agreements which could be considered material to the operations, financial or otherwise, of the Corporation and all of the Material Contracts are in full force and effect on the date hereof and constitute valid, legal and binding obligations of the Corporation or the Guarantor, as the case may be, in accordance with their terms, and none of the Material Contracts have been amended since the date of their execution and delivery;

 8.2.6. all of the issued and outstanding common shares of the Corporation are validly issued and outstanding as fully paid and non-assessable common shares in the capital of the Corporation, free and clear of all liens, charges. encumbrances and adverse claims except for security interests created therein in favour of the Bank of Montreal and the Debentureholder;

 8.2.7.  the Corporation has no subsidiaries;

 8.2.8. except for that of which the Debentureholder has been made aware in writing, the Corporation is not party to any unanimous or other shareholders agreement which limits the powers of the board of directors to direct the management of the affairs of the Corporation;

 8.2.9. there are no agreements, options, warrants, rights of conversion or other rights pursuant to which me Corporation is, or may become, obligated to issue any shares or any securities convertible or exchangeable, directly or indirectly, into any shares of the Corporation;

 8.2.10. the financial statements referred to in Section 2.2.8 hereof have been prepared in accordance with GAAP and fairly, completely and accurately present the financial position of the Guarantor and its subsidiaries and the results of its and their operations as of the date and for the period indicated and there have been no material adverse changes in the financial position of the Guarantor and any of its subsidiaries from that reflected in such statements;

 8.2.11. the Corporation does not have any material outstanding liabilities, contingent or otherwise, and the Corporation is not a party to or bound in any agreement of guarantee, support, indemnification, assumption, or endorsement of, or any other similar commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person other man those set out in the financial statements referred to in Section 2.2.8;

 8.2.12. except as set out in the financial statements referred to in Section 2.2.8, and except for the principal amount outstanding under this Debenture, the Corporation does not have outstanding any bonds, debentures, notes, mortgages or other indebtedness which mature more than one year after the date of their original creation or issuance and the Corporation has not agreed to create or issue any bonds, debentures, notes, mortgages or other indebtedness which will mature more than one year after the date of their creation or issuance;

 8.2.13. the  Corporation  is  conducting  its business in  compliance  with all
         applicable   laws,   regulations,   by-laws  and   ordinances  of  each
         jurisdiction in which it conducts its business;

 8.2.14. the Corporation holds all permits, licences, approvals and franchises (collectively, "permits") which it requires, or is required to have, to own its properties and assets and to carry on its business as presently conducted by it. All such permits are in full force and effect; the Corporation is in compliance with all the terms and conditions relating to such permits; and there are no proceedings in progress, pending or threatened which may result in revocation, cancellation, suspension or any adverse modification of any such permits;

 8.2.15. there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or inquiry by any governmental, administrative, regulatory or similar body; or any similar matter or proceeding (collectively "proceedings") against or involving the Corporation (whether in progress or threatened) which, if determined adversely to the Corporation would materially adversely affect the business or the financial condition or future prospects of the Corporation, no event has occurred which might give rise to any proceedings and there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against the Corporation;

 8.2.16. neither the entering into of this Debenture or the Security Agreement nor the performance by the Corporation of its obligations thereunder will contravene, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of the Corporation or under any mortgage, lease, agreement, other legally binding instrument, licence, permit, statute, regulation, order, judgment, decree or law to which it is a party or by which it may be bound;

 8.2.17. no authorization, consent, approval of, or filing with or notice to, any governmental agency, regulatory body, court or other Person is required in connection with the execution, delivery or performance of this Debenture or the Security Agreement by the Corporation;

 8.2.18. the Corporation is not in material default or breach of any contract, agreement, lease or instrument to which it is a party or by which it may be bound and there exist no state of facts which after notice or lapse of time, or both would constitute such a default or breach, and all such contracts, agreements, leases and other instruments are now in good standing and the Corporation is entitled to all benefits, rights and privileges thereunder;

 8.2.19. the corporate records and minute books of the Corporation contain complete and accurate minutes of all meetings of directors and committees thereof and shareholders held since its date of incorporation, and all such meetings were duly called and held. The share certificate books, register of shareholders, register of transfers and registers of directors of the Corporation are complete and accurate;

 8.2.20. no act or event has occurred that would constitute or is capable of becoming, whether by notice or the lapse of time or both, an Event of Default under this Debenture;

 8.2.21. the Corporation has no knowledge of the existence of any Contaminants or dangerous or potentially dangerous conditions at, on or under the Charged Property or any properties in the vicinity of or used in connection with the Charged Property which could affect the Charged Property or the market value thereof;

 8.2.22. the Corporation has not given or received, nor does it have any obligation to give, any notice, claim, communication or information regarding any past, present, planned or threatened treatment, storage, disposal, presence, release or spill of any Contaminant at, on, under or from the Charged Property or any property in the vicinity of or used in connection with the Charged Property, including any notice pursuant to any Environmental Laws or any environmental report or audit;

 8.2.23. the  Corporation  pays 50 per cent or more of its wages and salaries to
         employees   whose   ordinary   place  of   employment  is  a  permanent
         establishment of the Corporation located in the Province of Ontario;

 8.2.24. me Corporation has 50 per cent or more of its full-time employees employed in respect of its business in the Province of Ontario;

 8.2.25. the total assets of the Group do not exceed $50,000,000;

 8.2.26. the Group does not have more than 500 employees; and

 8.2.27. the Corporation is not aware of any material facts or circumstances which have not been disclosed to the Debentureholder in writing that may have a material adverse impact on the Corporation.


                                   ARTICLE 9.

                                     DEFAULT


9.1.     Events of Default

         The remaining principal amount of and any other amounts payable under this Debenture, and any accrued but unpaid interest thereon, shall immediately become due and payable in each and every of the events following (each, an "Event of Default"):

 9.1.1. if the Corporation defaults in any payment of principal or interest under this Debenture when the same becomes due and payable under any provision hereof;

 9.1.2. if the Corporation defaults in the payment of any other amounts due under this Debenture and any such default continues for a period of seven (7) days following notice thereof;

 9.1.3. if any representation or warranty or other statement made by the Corporation to the Debentureholder in this or any other document delivered by the Corporation to the Debentureholder or its agents on or prior to the date hereof is false or misleading in any material respect as of the date on which it was made;

 9.1.4. if an order shall be made or an effective resolution be passed for the winding-up or liquidation of the Corporation;

 9.1.5. if the Corporation ceases or threatens to cease to carry on its business, or, except in a manner specifically permitted hereunder, if the Corporation makes or agrees to make a bulk sale of the Charged Property;

 9.1.6. if the Corporation becomes insolvent or takes any voluntary action in respect of a liquidation or winding-up, including the making of an assignment for the benefit of its creditors, or makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any legislation in supplement or replacement thereof or any legislation of similar effect of any applicable jurisdiction, or if a bankruptcy or similar petition is filed or presented against the Corporation and is not contested in good faith or is not withdrawn or stayed within 60 days thereof, or if a judgment or order is entered by any court of competent jurisdiction ordering a reorganization, arrangement or composition of any debts or obligations of the Corporation, or if a receiver or receiver and manager or any other official with similar powers is appointed by court order or other vise for the Corporation of all or a substantial portion of its properties or assets;

 9.1.7. if an encumbrancer shall take possession of the property or assets of the Corporation or any substantial part thereof or if a distress or execution or any similar process be levied or enforced thereagainst and remains unsatisfied for such period as would permit such property or assets or such part thereof to be sold thereunder;

 9.1.8. if the Corporation shall make default beyond any period of grace provided with respect thereto in the payment of the principal, interest or premium of any other indebtedness for borrowed money in an aggregate amount in excess of $50,000 or in the performance or observance of any term, agreement or condition in respect of such indebtedness and the effect of such default is to cause such indebtedness in excess of $50,000 to become due, prior to the date of its stated maturity unless and for so long as such default is waived or unless such acceleration is rescinded or such default is remedied or cured;

 9.1.9. if the Total Debt to Equity ratio (excluding for the purposes of such calculation the effects of the issuance of this Debenture) of the Guarantor at any time exceeds 4.0: 1 ;

 9.1.10. if the Interest Coverage Ratio of the Guarantor at any time prior to January 30, 1996 is less than 2.0:1 and at any time thereafter is less than 2.5:1;

 9.1.11. if the Working Capital and the Working Capital Ratio of the Guarantor at any time prior to June 30, 1996 are less than US$ I ,000,000 and I .5: 1. respectively, and thereafter are less than US$ I ,500,000 and 1.75: 1, respectively;

 9.1.12. if the Corporation shall neglect to carry out or shall breach its covenants in subsections 8.1.1, 8.1.3, 8.1.4, 8.1.8, 8.1.9, 8.1.27,
         8.1.28, 8.1.29 or 11.3;

 9.1.13. if the Pledge Agreement shall cease to create a valid and enforceable perfected security interest under the laws of the Province of Ontario;

 9.1.14. if any covenant or agreement contained in the Pledge Agreement or the Option Agreement shall not be performed when due or any representation and warranty contained therein shall prove to be false;

 9.1.15. if the Corporation shall neglect to carry out or observe any other covenant, agreement or condition contained herein to be observed and performed by it and the Corporation shall fail to make good such default within a period of seven (7) days from notice having been given thereof; or

 9.1.16. if the Debentureholder in good faith believes and has commercially reasonable grounds to believe that the prospect of payment or performance of the Corporation's obligations hereunder is or is about to be materially impaired or that the Charged Property is or is about to be placed in jeopardy.


9.2.     Recourses on Default

 9.2.1.  Upon the occurrence of an Event of Default, the Debentureholder may:

 9.2.1.1. declare all amounts owing hereunder to be immediately due and payable;

 9.2.1.2.realize  upon all or any part of the  security  created by the Security
         Agreement, the Pledge Agreement or by any other security instrument delivered in connection with this Debenture; and

 9.2.1.3.take all actions and commence all such proceedings as may be permitted at law or in equity (whether or not provided for herein, in the Security Agreement or in the Pledge Agreement) at such times and in such manner as the Debentureholder in its sole discretion may consider expedient, all without additional notice, presentment, demand, protest, notice of protest, dishonour or other action. The rights and remedies of the Debentureholder hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by law, by the Security Agreement, the Pledge Agreement or by any other security instrument delivered in connection with this Debenture.

 9.2.2. The procedures for the exercise of any recourses available and for the application of proceeds received on any such exercise shall be as set forth in the Security Agreement and the Pledge Agreement.


                                   ARTICLE 10.

                               REGISTRATION. ETC.


10.1.    Debenture Register

         A register (the "Register") shall be kept by the Corporation at its principal office as specified in Section 4.1 and at any office or other offices as may be required by law, in which shall be entered the name and address of the Debentureholder and the particulars of this Debenture. The Register shall at all reasonable times be open for inspection by the Debentureholder.


10.2.    Exclusive Benefit

         The Debentureholder will be regarded as exclusively entitled to the benefit of this Debenture and all Persons may act accordingly. Payment of or on account of the principal of, interest on, and any other amounts owing under this Debenture will be made only to or upon the order in writing of the Debentureholder and any such payment will be a good and sufficient discharge to the Corporation for the amounts so paid. The Corporation shall not be bound to enter in the Register notice of any trust or, except as ordered by a court of competent jurisdiction, to recognize any trust or equity affecting the title to this Debenture or the monies secured hereby.


10.3.    Transfer of Debenture

         The obligations of the Corporation under this Debenture may not be transferred except with the prior written consent of the Debentureholder. Any transfer of this Debenture or any part of it by the Debentureholder shall be in writing and made by the Debentureholder or its attorney duly authorized by an instrument in writing. Any such transfer by the Debentureholder must be accompanied by this Debenture and delivered to the principal office of the Corporation as specified in Section 4.1 and be in compliance with such other reasonable requirements as the Corporation may prescribe. Any transfer by the Debentureholder completed pursuant to the provisions hereof, will be registered and duly noted by endorsement hereon signed by the Secretary or Assistant Secretary of the Corporation and the transferee w ill be entered as the owner of this Debenture on the Register kept pursuant to Section 10.1, free from all equities or rights of set-off or counterclaim between the Corporation and the transferor or any previous Debentureholder, save in respect of equities of which the Corporation is required to take notice by statute or by order of a court of competent jurisdiction.


                                   ARTICLE II.

                                  MISCELLANEOUS


11.1.    Right of Set-Off

         The principal and other monies and interest owing hereunder will be paid without regard to any equities between the Corporation and the original or any intermediary Debentureholder or any right of set-off or counterclaim, and the receipt of the Debentureholder for the payment of such monies or interest will be a good discharge to the Corporation for the amounts due hereunder.


11.2.    Notices

 11.2.1. Subject to Section 11.2.3, any notice to the Corporation under the provisions of this Debenture shall be in writing and shall be given by prepaid first class mail, by facsimile or other means of electronic communication or by delivering the same to the Corporation at 347 Consortium Court, London, Ontario N6E 2S8, telecopier number (519) 668-8437; with a copy to the Guarantor at I Deerpark Drive, Suite F, South Brunswick, NJ, 08852, telecopier number (908) 329-9069. Any notice to the Debentureholder shall be in writing and shall be given by prepaid first class mail, by facsimile or other means of electronic communication or by delivering the same to the registered address of the Debentureholder.

 11.2.2. Any notice if sent by facsimile or other means of electronic communication shall be deemed to have been received on the Business Day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted above to an individual at such address having apparent authority to accept deliveries on behalf of the addressee, or if mailed by prepaid first-class mail at any time other than during or within three Business Days prior to a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the postmarked date thereof

 11.2.3. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with Section 11.2.2.


11.3.    Successor Corporations

         The Corporation will not, directly or indirectly, sell, transfer or otherwise dispose of all or substantially all of its property and assets as an entirety to any other corporation and will not amalgamate or merge with or into any other corporation (any such other corporation being herein referred to as a "successor corporation") unless:

 11.3.1. the successor corporation executes prior to or contemporaneously with the consummation of any such transaction, such instruments as are satisfactory to the Debentureholder and in the opinion of counsel to the Debentureholder as are necessary or advisable to evidence the assumption by the successor corporation of the due and punctual payment of the principal, interest and all other monies payable hereunder and the covenant of the successor corporation to pay the same, the continuance of the security interests created by the Security Agreement, and its agreement to observe and perform all the covenants and obligations of the Corporation under this Debenture;

 11.3.2. the transaction, to the satisfaction of the Debentureholder, is upon such terms as substantially preserve and do not impair any of the rights and powers of the Debentureholder hereunder or under the Security Agreement and upon such terms as are not prejudicial to the interests of the Debentureholder; and

 11.3.3. no condition or event will exist as to the Corporation or the successor corporation either at the time of or immediately after the consummation of any such transaction and after giving full effect thereto or immediately after the successor corporation complying with the provisions of Section 11.3.1 above which constitutes or would constitute an Event of Default.


11.4.    Governing Law

         This Debenture shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.


11.5.    Time of the Essence

         Time shall be of the essence hereof.


11.6.    Binding Effect

         The terms and provisions of this Debenture shall enure to the benefit of and be binding upon the Debentureholder and its successors and assigns to the extent provided herein, and shall enure to the benefit of and be binding upon the Corporation and its permitted assigns.

         IN WITNESS WHEREOF the Corporation has executed this Debenture as of the date first written above.

                                   PHOTON TECHNOLOGY
                                   INTERNATIONAL (CANADA) INC.

                                   By: /s/Charles Marianik
                                       ---------------------------
                                       Charles Marianik, President

                                   Schedule A

                           Principal Payment Schedule

                                                                         Additional
Pmt. #                 Pmt. Date       Payment         Prepayment        Advance          Balance
------                 ---------       -------         ----------        ----------       -------
                                       [initial]       [initial]
---------------------------------------------------------------------------------------------------
opening balance                                                                          $1,500,000
---------------------------------------------------------------------------------------------------
                     Nov. 30, 1996      $6,250
---------------------------------------------------------------------------------------------------
2                    Dec. 31, 1996      $6,250
---------------------------------------------------------------------------------------------------
3                    Jan. 31, 1997      $6,250
---------------------------------------------------------------------------------------------------
4                    Feb. 28, 1997      $6,250
---------------------------------------------------------------------------------------------------
5                    Mar. 31, 1997      $6,250
---------------------------------------------------------------------------------------------------
6                    Apr. 30, 1997      $6,250
---------------------------------------------------------------------------------------------------
7                    May 31, 1997       $6,250
---------------------------------------------------------------------------------------------------
8                    Jun. 30, 1997      $6,250
---------------------------------------------------------------------------------------------------
9                    July 31, 1997      $6,250
---------------------------------------------------------------------------------------------------
10                   Aug. 31, 1997      $6,250
---------------------------------------------------------------------------------------------------
11                   Sept. 30, 1997     $6,250
---------------------------------------------------------------------------------------------------
12                   Oct. 31, 1997      $6,250
---------------------------------------------------------------------------------------------------
13                   Nov. 30, 1997      $6,250
---------------------------------------------------------------------------------------------------
14                   Dec. 31, 1997      $6,250
---------------------------------------------------------------------------------------------------
15                   Jan. 31, 1998      $6,250
---------------------------------------------------------------------------------------------------
16                   Feb. 28, 1998      $6,250
---------------------------------------------------------------------------------------------------
17                   Mar. 31, 1998      $6,250
---------------------------------------------------------------------------------------------------
18                   Apr. 30, 1998      $6,250
---------------------------------------------------------------------------------------------------
19                   May 31, 1998       $6,250
---------------------------------------------------------------------------------------------------
20                   Jun. 30, 1998      $6,250
---------------------------------------------------------------------------------------------------
21                   July 31, 1998      $6,250
---------------------------------------------------------------------------------------------------

                                                                         Additional
Pmt. #                 Pmt. Date       Payment         Prepayment        Advance          Balance
------                 ---------       -------         ----------        ----------       -------
                                       [initial]       [initial]
---------------------------------------------------------------------------------------------------
46                   Aug. 31, 2000      $6,250

47                   Sept. 30, 2000     $6,250

48                   Oct. 31, 2000      [remaining                                       $        0
                                        balance]                                         ==========

                                   Schedule B

                            Program - Use of Proceeds

             o Fees, including legal fees               $   86,500
             o Working capital                             510,000
             o Distribution and product launches           903,500
                                                        ----------
                                                        $1,500,000

                                   Schedule C

                               Material Contracts



1. Unanimous Shareholders Agreement made as of the 28th day of September, 1987 between Photon Technology International, Inc., Michael Beattie and PTI Lasers Inc.;

2. Bank of Montreal commitment letter dated February 8, 1995; together with First Bank Lending Agreement dated April 13, 1995;

3. Ontario Development Corporation offer of loan dated February 3, 1994; together with loan agreement dated March 16, 1994;

4. MLTV Agreement dated September 20, 1995 relating to repayment of indebtedness and purchase of technology rights;

5. Lease of London Ontario premises dated January 6, 1988; together with amending agreement dated August 14, 1992.